Exhibit 21

MAYTAG CORPORATION

List of Subsidiaries of the Registrant

The following schedule lists the subsidiaries of Maytag Corporation, a Delaware corporation, as of January 3, 2004.

Corporate Name	State or Country of Organization
Maytag Appliances Sales Company	Delaware
Maytag Holdings, Inc.	Delaware
Dixie-Narco, Inc.	Delaware
Amana Financial Services, Inc.	Delaware
Amana Finance Partnership (50%)	Illinois
Maytag Foreign Sales Corporation	Virgin Islands
Maytag Services,LLC	Delaware
The Hoover Company	Delaware
The Hoover Company (Sales)	Delaware
The Hoover General, LLC	Delaware
The Hoover Limited, LLC	Delaware
Hoover Company I LP	Delaware
Maytag International, Inc.	Delaware
Maharashtra Investment, Inc.	Delaware
Maytag Manufacturing, LLC	Delaware
Maytag Mexico Appliance Products, S. de R.L de C.V.	Mexico
Maytag Mexico Administration, S. de R.L. de C.V.	Mexico
Jade Products Company	Delaware
Maytag Comercial, S.de R.L. de C.V.	Mexico
Maytag Servicios, S.de R.L. de C.V.	Mexico
Hoover Holdings Inc.	Delaware
Juver Industrial S.A. de C.V.	Mexico
Maytag Limited	Canada
Maytag Europe Ltd.	United Kingdom
Maytag (Australia) Pty., Ltd.	Australia
Maytag Worldwide N.V.	Netherlands
Maytag Worldwide N.V. M	Antilles
AERA (Hong Kong) PTE LTD	Singapore
Maytag International Investments, Inc.	Delaware
Maytag I.I., Inc. (1-6)	Delaware
Maytag International Investments B.V. (I-VI)	Netherlands
Hefei Rongshida Plastic Rubber Co. Ltd. (50.5%)	China
Hefei Rongshida Washing Machine Ltd. (50.5%)	China
Hefei Rongshida Motor Co. Ltd. (50.5%)	China
Hefei Rongshida Refrigerator Co. Ltd. (50.5%)	China
Hefei Rongshida Mold Co. Ltd. (50.5%)	China
Hefei Rongshida Daily Use Appliance Co. Ltd. (50.5%)	China
Anvil Technologies LLC	Delaware

NOTE: Ownership in subsidiaries is 100% unless otherwise indicated.

Other subsidiaries in the aggregate would not constitute a significant subsidiary.